ARTICLES OF INCORPORATION OF PCI AIR MANAGEMENT CORPORATION a Nevada Corporation
The undersigned natural person acting as an incorporator of a corporation under Chapter 78 of the Nevada Revised Statutes adopts the following articles of incorporation:
ARTICLE I
The name of the Corporation is PCI Air Management Corporation, a Nevada corporation (the "Corporation").
ARTICLE II
The resident agent is Sierra Corporate Services and the address and location of the registered office of the Corporation in the State of Nevada is 241 Ridge Street, 4th Floor, Reno, Nevada. 89501.
ARTICLE III
The purpose for which the Corporation is formed is to engage in any lawful activity.
ARTICLE IV

               Section 1.      The Corporation shall be authorized to issue 2,500 shares of capital stock with a par value of $1.00 per share.

               Section 2.      All of the shares of stock shall be of the same class, without preference or distinction.

               Section 3.      The capital stock of the Corporation, after the amount of capital has been paid in money, property or services, as the board of directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed and the articles of incorporation shall not be amended in this respect.

               Section 4.      Cumulative voting by any shareholder is denied.

               Section 5.      No shareholder shall, by reason of holding shares of any class of stock, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock now or hereafter authorized or any notes, debentures or bonds convertible into or carrying options or warrants to purchase shares of any class of stock now or hereafter authorized, whether or not the issuance of any shares, notes, debentures or bonds would adversely affect the dividend or voting rights of the shareholder.

ARTICLE V
The period of existence of the Corporation is perpetual.
ARTICLE VI
The name and post office address of the incorporator is as follows:
John B. Galvin P O. Box 2670 Reno, NV 89505-2670
ARTICLE VII

               The members of the governing board of the Corporation shall be designated as "directors". The board of directors shall consist of five (5) members. The number of directors of the Corporation may be increased or decreased from time to time as provided in the bylaws of the Corporation. The name and address of the sole member of the initial board of directors who shall serve as director until his successors shall have been elected and qualified are as follows:

                         H. Lowell Davis                              506 Richards Lane
                                                                                 Alexandria, Virginia 22302

                         Paul F. Naughton                            1058 Harriman Street
                                                                                  Great Falls, Virginia 22066

                         William Dana Shapiro                    1033 Broad Branch Court
                                                                                 McLean, Virginia 22101

                         Gary R. Correll                               900 19th Street, N.W., Suite 600
                                                                                 Washington, D.C. 20006

                         Margie Vollmann                            2765 Edgewood Drive
                                                                                 Reno, Nevada 89503

ARTICLE VII

               In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Chapter 78 of the Nevada Revised Statutes or other statutes or laws of the State of Nevada, the board of directors is expressly authorized: (i) to make, amend, alter, or repeal the bylaws of the Corporation; (ii) to adopt from time to time bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law; and (iii) to fix and determine designations, preferences, privileges, rights and powers and relative, participating, optional or other special rights, qualifications, limitations or restrictions on the capital stock of the Corporation as provided by Nev. Rev. Stat. Section 78.195. unless otherwise provided herein.

ARTICLE IX

               To the extent specified from time to time by the board of directors, no officer or director of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as an officer or director, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nev. Rev. Stat. Secton78.300. No amendment or repeal of this Article IX applies to or has any effect on the liability or alleged liability of any officer or director of this Corporation for or with respect to any acts or omissions of the officer or director occurring prior to the amendment or repeal, except as otherwise required by law.

               IN WITNESS WHFEREOF, the undersigned has hereunto set his hand and executed these Articles of Incorporation this 7th day of November 1995.

/s/ John B. Galvin John B Galvin

STATE OF NEVADA                        )
                                                               ) ss
COUNTY OF WASHOE                    )

               On this 7th day of November, 1995, personally appeared before the undersigned, a Notary Public, in and for the County of Washoe, State of Nevada, John B. Galvin, known to me to be the person described in and who executed the foregoing instrument Galvin, known to me to bc the person described in and who executed the foregoing instrument freely and voluntarily and for the uses and purposes mentioned.

               IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Marialice Bigrigg NOTARY PUBLIC Notary Public - State of Nevada Appointment Recorded in Washoe County MY APPOINTMENT EXPIRES NOV. 20, 1998